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                                                                      Exhibit 40


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              [LOGO OF OLIVETTI]                              [LOGO OF TELECOM ITALIA]
Registered office: 2 Piazza degli Affori, Milan    Registered office: 77 Via Jervis, Ivrea (Turin)
     Headquarters: 41 Corso d'Italia Rome                Share capital: EUR 8.856.601.372
     Share capital: EUR 4.023.833.058.30.                          fully paid up
                fully paid up                                  Turin Company Register
   Tax code, VAT number and Milan Company                         no.: 00488410010
        Register no.: 00471850016
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The information contained herein does not constitute nor can be construed as an offer of securities for sale in the United States or an offer to acquire securities in the United States. The Olivetti shares that will be issued in connection with the merger referred to herein have not been, and are not intended to be, registered under the U.S. Securities Act of 1933, as amended
   (the "Securities Act of 1933") and may not be offered or sold, directly or indirectly, in or into the United States except for offers and sales made under a specifically applicable exemption. The Olivetti ordinary and savings shares will be made available within the United States in connection with the merger under an exemption for the registration requirements of the Securities Act of
                                     1933.

                     OLIVETTI - TELECOM ITALIA MERGER NOTICE


          Effectiveness of the Merger and data of the Company Resulting from the Merger

As established in the merger deed filed with the Milan and Turin offices of the Company Register on July 29, 2003 the merger of Telecom Italia S.p.A. (the "Absorbed Company") into Olivetti S.p.A. (the "Absorbing Company") or, after the Merger, also "the Company Resulting from the Merger") (the "Merger") will become effective on August 4, 2003, with the consequent dissolution of the Absorbed Company, assumption by the Absorbing Company of all the assets and liabilities, rights and obligations of the Absorbed Company, adoption by the Absorbing Company of new bylaws that, among other things, change the name, registered office, corporate purpose and share capital of Olivetti S.p.A. For Italian accounting and tax purposes the effects of the Merger will start on January 1, 2003.

Accordingly, with effect from August 4, 2003 the ordinary and savings shares of the Absorbed Company will be delisted from Borsa Italiana S.p.A's Mercato Telematico Azionario (MTA), the ordinary shares of the Absorbing Company will be traded "ex merger" with the new name "Telecom Italia S.p.A." and, as explained below, trading will begin in the new savings shares issued for the purposes of the exchange. The data card of the Company Resulting from the Merger is as follows:
     Name:  Telecom Italia S.p.A.
     Registered office:  2 Piazza degli Affari, Milan
     Headquarters:  41 Corso d'Italia, Rome
     Share capital: EUR 8,845,640,599.40 (divided into 10,287,061,839 ordinary shares and 5,795,921,069 savings shares, all with a par value of EUR 0.55 each) Tax code and registration number in the Milan Company Register:
     00488410010


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The ISIN codes of the shares of the Company Resulting from the Merger will be as follows:
- ordinary shares:                          IT0003497168
- bearer savings shares:                    IT0003497176
- registered savings shares:                IT0003497184

        Reimbursement of the shareholders of Olivetti who have withdrawn

Following the change in the corporate purpose of the Absorbing Company upon completion of the Merger, from August 4, 2003 the condition for the effectiveness of the declarations of withdrawal submitted by Olivetti S.p.A. shareholders within the prescribed time limits under Article 2437 of the Italian Civil Code will be satisfied. Consequently, the amount of Euro 0.9984 due on each of the 10,958,057 Olivetti S.p.A. shares with respect to which withdrawal rights were exercised will be paid with same day value and such shares in question will be cancelled without replacement.

     Payment will be made by crediting the amounts due to the current accounts of the shareholders who have withdrawn in accordance with the instructions given at the time of the declaration of withdrawal.

Italian tax aspects

The taxable income from the exercise of the withdrawal rights (determined by comparing the reimbursement value of the shares with the related purchase consideration) will be subject to ordinary personal/corporate income tax (Irpef/Irpeg) or, where applicable, to separate taxation in the case of natural persons who opt for such regime.

For Italian tax purposes 98.4% of the amount reimbursed will be considered capital and 1.6% will be considered as reserves from profits. The above percentages have been determined on the basis of a proportional calculation with reference to the nature of Olivetti's share capital. Consequently the reserves-from-profits portion of the total amount reimbursed per share of EUR
0.9984 will be equal to EUR 0.01597 per share.

The intermediaries concerned will withhold withholding tax in lieu of income tax where applicable.

In the event that such withholding tax is not applied, the reserves-from-profits portion will be assigned a tax credit of 56.25%. The type of tax credit that will be assigned has been determined in relation to the availability of the taxes referred to in Articles 105.1a) and 105.1b) of the Italian Income Tax Code, so that:

o the full credit will be assigned to the part corresponding to 8.262% of the reserves-from-profits portion (EUR 0.00132 per share);

o the limited credit will be assigned to the part corresponding to 91.738% of the reserves-from-profits portion (EUR 0.01465 per share).


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Shareholders who have exercised the withdrawal rights to whom withholding tax in lieu of income tax is not applied may utilize the tax credit up to the maximum amount specified above, but always within the limit of 56.25% of the portion of declared taxable income from withdrawal having the nature of profits.

Shareholders who have exercised the withdrawal rights to whom withholding tax in lieu of income tax is applicable will be subject to the ordinary or separate tax regime exclusively for the part of the taxable income from withdrawal that exceeds the amount to which Withholding Tax has been applied, without prejudice in such case to the non-entitlement to the tax credit.

The above considerations refer to the treatment under Italian law of amounts reimbursed. It is suggested that non-resident shareholders of Olivetti S.p.A. who withdrew should consult their own tax advisors.

Payment of the consideration for the voluntary cash tender offer for a portion of the ordinary shares (including those in the form of American Depositary Shares - ADSs) and savings shares of Telecom Italia S.p.A.


In compliance with the offer documentation of June 20, 2003 related to the voluntary cash tender offer for a portion of the ordinary shares (including those in the form of American Depositary Shares - ADSs) and to the voluntary cash tender offer for a portion of the savings shares issued by the Absorbed Company, the consideration for the shares purchased by Olivetti S.p.A. through the above-mentioned tender offer, with transfer of ownership thereof on July 25, 2003, will be paid to the persons who tendered the shares on the day the Merger becomes effective, i.e. August 4, 2003.

Payment, amounting to

o EUR 8.010 for each of the 512,280,322 ordinary shares of the Absorbed Company (including each of the ordinary shares underlying the ADSs) and

o EUR 4.820 for each of the 242,936,252 savings shares of the Absorbed Company validly tendered will be made in accordance with the instructions given by those concerned when they tendered the shares.

Italian tax aspects

The capital gains earned in the performance of a business activity or by resident companies or commercial entities form part of the recipient's total income and are subject to ordinary corporate income tax. If the shareholding is held by a stable organization in Italy of a non-resident company, the capital gain arising on disposal will be taxed as part of the income of the stable organization in accordance with the ordinary rules on the taxation of business income.

Capital gains not related to a business activity earned by certain categories of residents - natural persons, non-commercial entities and associations (including non-profit


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institutions) and informal partnerships - on the disposal for a consideration of shares of the Absorbed Company (including those in the form of ADSs) are subject to withholding tax in lieu of income tax at the rate of 27% or 12.5% depending on whether the holding is or is not a qualifying holding. With reference to ordinary shares traded on a regulated market, holdings are considered to be qualifying if they (a) give the holder more than 2% of the voting rights exercisable in ordinary shareholders' meetings or (b) represent more than 5% of the share capital or shareholders' equity. Capital gains not related to a business activity earned by the above-mentioned categories on the disposal of (non-convertible) savings shares are always considered non-qualifying.

In the case of capital gains arising from the disposal of non-qualifying holdings and not earned in the performance of a business activity, the above-mentioned recipients may opt for one of the following regimes: (1) the tax declaration regime; (2) the administered assets regime; or (3) the managed assets regime.

Capital gains arising from the disposal of non-qualifying holdings of shares traded on regulated markets and not related to a stable organization in Italy earned by non-residents are not subject to taxation in Italy, even if the shares were held there. In order to benefit from this tax exempt regime, non-residents are required to sign a declaration to the effect that they are not resident in Italy for tax purposes.

Capital gains realized by securities and real-estate investment funds and pension funds form part of the fund's result for the year, which is subject to tax according to the type of fund.

The above considerations refer to the treatment of capital gains under Italian law. It is suggested that non-resident shareholders who tendered their shares should consult their own tax advisors.

        Assignment of the shares of the Company Resulting from the Merger

As provided for in the Merger plan, the exchange of the shares of the Absorbed Company, other than those held by the Absorbing Company, for shares of the Absorbing Company will be carried out by means of the redistribution of the latter's capital (net of the shares reimbursed following withdrawal) after changing the par value of the Absorbing Company's shares from EUR 1 to EUR 0.55 each. Consequently, as of August 4, 2003 - the date on which the Merger becomes effective - the shares already issued by Olivetti S.p.A. and the Absorbed Company will be withdrawn and replaced with shares of the Company Resulting from the Merger on the basis of the following assignment ratios:

o 0.471553 ordinary shares of the Company Resulting from the Merger with a par value of EUR 0.55 and regular dividend rights for each ordinary share of Olivetti S.p.A. with a par value of EUR 1;

o 3.300871 ordinary shares of the Company Resulting from the Merger with a par value of EUR 0.55 and regular dividend rights for each ordinary share of the Absorbed Company with a par value of EUR 0.55;



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o    3.300871 savings shares of the Company Resulting from the Merger with a par value of EUR 0.55 and regular dividend rights for each savings share of the Absorbed Company with a par value of EUR 0.55.

The replacement will be carried out exclusively through Monte Titoli S.p.A Shares that are not dematerialized will be withdrawn and replaced following their delivery to an intermediary authorized to enter them in the dematerialized central securities depository system.

Under agreements with the companies participating in the Merger, Banca Akros S.p.A. has undertaken to buy and sell - until August 22, 2003, at the official prices of August 4, 2003 and via authorized intermediaries - fractions of shares resulting from the application of the above-mentioned assignment ratios in the amounts necessary to allow shareholders of the two companies to round up or down to the nearest whole number the holdings of ordinary and/or savings shares of the Company Resulting from the Merger assigned to them.

Shareholders will not incur any charge for the withdrawal and replacement of shares or for the sale or purchase of the above-mentioned fractions of shares.






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